December 22, 2008
Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, MI 48108

Attention:	Mr. George L. Jones, President and Chief Executive Officer
EXTENSION OF PURCHASE OFFER
Ladies and Gentlemen:
     Reference is made to our letter to you, dated as of April 9, 2008 (the “Purchase Offer Letter”). Capitalized terms used but not defined have the meanings specified in the Purchase Offer Letter.
     This confirms your and our agreement that the Drop-Dead Date is hereby extended to February 16, 2009, or such later date as you and we may mutually agree in writing. Except as expressly modified hereby, all terms and conditions of the Purchase Offer Letter will remain in full force and effect.
     This letter shall be governed by and construed in accordance with the laws of the State of New York.
[signatures on following page]

Very truly yours, PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By:	PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman
Name:	William A. Ackman, Managing Member

Agreed to and accepted this
22nd day of December, 2008

BORDERS GROUP, INC.

By:	/s/ Edward W. Wilhelm
Name:	Edward W. Wilhelm
Title:	Senior Vice President, Finance and Chief Financial Officer